Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Agrees to Sell its Business in Spain

to Atresmedia

Closing of Sale will Mark Completion of Divestiture of European Businesses

SAN ANTONIO, September 8, 2025 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced it has entered into a definitive agreement to sell its business in Spain to Atresmedia Corporación de Medios de Comunicación, S.A (“Atresmedia”). The expected purchase price from the transaction of EUR 115 million, or approximately USD 135 million1, is subject to customary adjustments.

The Company intends to use the anticipated net proceeds from the sale, after payment of transaction-related fees and expenses, to further reduce its outstanding debt.

“This agreement to sell our business in Spain represents the final step toward completing our process to divest our European businesses. By monetizing our European and Latin American businesses, we have improved our balance sheet and sharpened our focus on growing our America and Airports segments,” said Scott Wells, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “We want to thank our team for their dedication and hard work in helping the Company reach this incredible milestone.”

Jordi Sáez Camacho, CEO of Clear Channel Spain, added, “I am deeply grateful to Clear Channel Outdoor for the journey we have shared, which allowed us to grow the Spanish out-of-home (“OOH”) industry. Now, together with Atresmedia, the leading group in the Spanish audiovisual and entertainment sector, we begin an exciting new chapter where we will join forces to innovate, create new opportunities and take OOH further than ever before, for the benefit of our clients, our team and the entire industry.”

The transaction is expected to close by early 2026 upon satisfaction of regulatory approval. The Company will hedge the anticipated proceeds from the sale of its business in Spain to mitigate the risks related to foreign currency fluctuations.

Advisors

The Company engaged Moelis & Company LLC and Deutsche Bank Securities Inc. as financial advisors to assist with the process to sell its Spain business.

[1]	This figure is based on prevailing exchange rates on September 5, 2025.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month.

For further information, please contact:

Press:

FGS Global

Stephen Pettibone / Hayley Cook

ClearChannel@fgsglobal.com

Investors:

Laura Kiernan

Vice President - Investor Relations

914-598-7733

InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance, achievements, goals and/or targets expressed or implied by such forward-looking statements. Words such as “expect,” “intend,” “anticipate,” and similar terms are used to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements, including, but not limited to: the satisfaction of closing conditions for, or otherwise the closing of, the sale of our Spanish business; the use of the proceeds therefrom; our expectations with respect to our America and Airports segments; and our liquidity. These statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control and difficult to predict.

Various risks that could cause actual results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the failure to satisfy the conditions to close, or otherwise close, the sales of our Spanish and Brazilian businesses; continued economic uncertainty, an economic slowdown or a recession, including as a result of increased and proposed tariffs, retaliatory trade regulations and policies, and uncertainty in the financial and capital markets; our ability to generate enough cash to service our debt obligations and fund our operations, business strategy and capital expenditures; the impact of our substantial indebtedness, including the effect of leverage on our financial position and earnings; the difficulty, cost and time required to implement our strategy, and the fact that we may not realize the anticipated benefits therefrom; volatility of our stock price; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange, including the minimum bid price requirement, and any subsequent failure to timely resume compliance within any applicable cure period; changes in laws or regulations and tax structures; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; we face intense competition and our market share is subject to change; regulations and consumer concerns regarding privacy, digital services, data protection and artificial intelligence; breaches of our information security; failure to accurately estimate industry and Company forecasts and to maintain bookings; restrictions on out-of-home advertising of certain products; environmental, health, safety and land use laws and regulations; the impact of the recent dispositions of certain of our businesses in Europe and Latin America, as well as other strategic transactions or acquisitions; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; the impacts on our stock price as a result of future sales of common stock, or the perception thereof, and dilution resulting from additional capital raised through the sale of common stock or other equity-linked instruments; restrictions in our debt agreements that limit operational flexibility; challenges regarding our use of artificial intelligence to enhance operational efficiency and support decision-making across key areas of our business; the effect of credit ratings downgrades; our reliance on senior management and key personnel; continued scrutiny and shifting expectations from government regulators, municipalities, investors, lenders, customers, activists and other stakeholders; and other factors set forth in our SEC filings. You should not place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. For a more comprehensive discussion of risks, see the “Item 1A. Risk Factors” section of the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The Company does not undertake any obligation to update or revise any forward-looking statements because of new information, future events or otherwise.